EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
NBT Bancorp Inc.:

         We consent to incorporation by reference in the registration statement on Form S-4 related to the registration of shares for the merger between NBT Bancorp Inc. and Lake Ariel Bancorp, Inc., filed by NBT Bancorp Inc. under the Securities Act of 1933 of our audit report dated January 22, 1999, relating to the consolidated balance sheets of NBT Bancorp Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 1998 which report has been incorporated by reference in the December 31, 1998 annual report on Form 10-K of NBT Bancorp Inc., incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the Prospectus.


/s/ KPMG LLP
KPMG LLP

Syracuse, New York
December 15, 1999


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